Exhibit 99.3

Red Robin Gourmet Burgers Announces Retirement of Board Members

J. Taylor Simonton and Marcus L. Zanner to Retire

Greenwood Village, CO—February 19, 2013 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB) today announced that J. Taylor Simonton and Marcus L. Zanner are retiring from its Board of Directors. Mr. Simonton will retire and will not seek re-election at the Company’s annual stockholder meeting in May 2013. Mr. Zanner will retire also effective with the 2013 annual stockholder meeting, although his term does not expire until the annual meeting in 2014. The Board has also voted to decrease the size of the Board from ten to eight directors, effective immediately prior to the annual meeting.

Mr. Simonton, 68, has served on the Board since September 2005. He is a member of the Audit Committee and the Nominating and Governance Committee of the Board, and served as Chair of the Audit Committee from November 2005 until May 2009.   Mr. Zanner, 68, has served on the Board since June 2009, and is a member of the Finance Committee.  Mr. Zanner was a franchisee of the Company for over 25 years. His Red Robin® restaurants in Washington State were purchased by the Company in 2006 and were among the highest performing restaurants in the system.

Pattye Moore, Red Robin Board Chair, praised the contributions of both directors to the Company. “Taylor’s financial and auditing expertise and his governance background provided substantial strength and continuity to the Company during several periods of transition and growth.  Marc’s experience as both a franchisee and a strong and successful multi-unit operator in the Company’s system brought a unique and valuable perspective. We will continue to benefit from the contributions of both directors and we thank them for their dedicated years of service.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There currently are 473 Red Robin locations across the United States and Canada, including 335 company-owned Red Robin® restaurants and five Red Robin’s Burger Works® locations, and 133 Red Robin® restaurants operating under franchise agreements.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000